Exhibit 99.1

DIGITAL TELEVISION BUSINESS OF TRIDENT MICROSYSTEMS, INC.

COMBINED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2011 AND 2010

INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors	3
Combined Balance Sheets as of December 31, 2011 and December 31, 2010	4
Combined Statements of Operations for the years ended December 31, 2011 and December 31, 2010	5
Combined Statements of Changes in Net Parent Company Investment for the years ended December 31, 2011 and December 31, 2010	6
Combined Statements of Cash Flows for the years ended December 31, 2011 and December 31, 2010	7
Notes to Combined Financial Statements for the years ended December 31, 2011 and December 31, 2010	8

Report of Independent Auditors

To The Board of Directors and Shareholders of Trident Microsystems, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in net parent company investment and of cash flows present fairly, in all material respects, the financial position of the Digital Television Business of Trident Microsystems, Inc. (the Business) at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended December 31, 2011 and 2010 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Business’ management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As disclosed in Note 14, substantially all of the Digital Television Business was sold on May 4, 2012 and June 1, 2012.

/s/PricewaterhouseCoopers LLP
San Jose, CA
July 17, 2012

DIGITAL TELEVISION BUSINESS OF TRIDENT MICROSYSTEMS, INC.

COMBINED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
	(in thousands)
ASSETS
Current assets:
Cash	$4,491	$11,913
Accounts receivable, net	12,168	42,460
Accounts receivable from related party	1,087	3,820
Inventories	8,191	16,647
Notes receivable from related party	12,176	12,176
Prepaid expenses and other current assets	6,614	13,755
Total current assets	44,727	100,771
Property and equipment, net	6,982	10,248
Acquired intangible assets, net	23,993	49,131
Other assets	12,957	16,493
Total assets	$88,659	$176,643
LIABILITIES AND NET PARENT COMPANY INVESTMENT
Current liabilities:
Accounts payable	$11,758	$7,464
Accounts payable to related parties	8,188	16,737
Accrued expenses and other current liabilities	12,760	35,693
Deferred margin	11,282	5,090
Income taxes payable	1,850	1,606
Total current liabilities	45,838	66,590
Non-current income taxes payable	6,154	4,716
Other long-term liabilities	701	2,010
Total liabilities	52,693	73,316
Commitments and contingencies (Note 11)
Net parent company investment:
Net parent company investment	35,966	103,327
Total liabilities and net parent company investment	$88,659	$176,643

The accompanying notes are an integral part of these combined financial statements.

DIGITAL TELEVISION BUSINESS OF TRIDENT MICROSYSTEMS, INC.

COMBINED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2011	2010
	(in thousands)

Net revenues	$174,163	$406,934
Cost of revenues	140,694	323,988
Gross profit	33,469	82,946
Operating expenses:
Research and development	81,302	117,016
Selling, general and administrative	39,470	55,532
Goodwill impairment	—	7,851
Restructuring charges	7,077	22,321
Total operating expenses	127,849	202,720
Loss from operations	(94,380)	(119,774)
Gain on acquisition	—	24,602
Interest income (expense), net	—	610
Other income (expense), net	924	(2,688)
Loss before provision for income taxes	(93,456)	(97,250)
Provision for income taxes	6,864	914
Net Loss	$(100,320)	$(98,164)

The accompanying notes are an integral part of these combined financial statements.

DIGITAL TELEVISION BUSINESS OF TRIDENT MICROSYSTEMS, INC

COMBINED STATEMENTS OF CHANGES IN NET PARENT COMPANY INVESTMENT

Net Parent Company Investment
(in thousands)

Balance at December 31, 2009	$156,089
Net Loss	(98,164)
Net Investment from Trident	45,402
Balance at December 31, 2010	103,327
Net Loss	(100,320)
Net Investment from Trident	32,959
Balance at December 31, 2011	$35,966

The accompanying notes are an integral part of these combined financial statements.

DIGITAL TELEVISION BUSINESS OF TRIDENT MICROSYSTEMS, INC.

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2011	2010
	(in thousands)
Cash flows from operating activities:
Net loss	$(100,320)	$(98,164)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,465	871
Depreciation and amortization	15,049	16,481
Amortization of acquisition-related intangible assets	25,138	37,491
Impairment of technology licenses and prepaid royalties	1,473	1,942
Impairment of Goodwill	—	7,851
Gain on acquisition	—	(24,602)
Loss from sale of fixed assets	13	301
Deferred income taxes	3,345	(2,940)
Corporate and shared overhead costs funded by Trident	4,148	6,839
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	30,292	(37,878)
Accounts receivable from related party	2,733	(3,820)
Inventories	8,456	(2,111)
Notes receivable from related parties	—	11,087
Prepaid expenses and other current assets	1,328	(271)
Accounts payable	3,974	(11,419)
Accounts payable to related party	(8,549)	14,336
Accrued expenses and other liabilities	(26,178)	2,029
Deferred margin	6,192	4,761
Income taxes payable	1,682	2,811
Net cash used in operating activities	(29,759)	(74,405)
Cash flows from investing activities:
Purchases of property and equipment	(2,188)	(3,790)
Purchases of technology licenses	(4,286)	(7,067)
Net cash used by investing activities	(6,474)	(10,857)
Cash flows from financing activities:
Net Trident investment	28,811	(50,820)
Net cash provided by financing activities	28,811	(50,820)
Net decrease in cash	(7,422)	(136,082)
Cash at beginning of year	11,913	147,995
Cash at end of year	$4,491	$11,913

Supplemental schedule of noncash investing and financing activities:
Asset transfers from Trident, due to acquisition	—	85,314
Asset transfers to Trident	—	(16,472)
Liability transfers to Trident	—	20,541

The accompanying notes are an integral part of these combined financial statements.

DIGITAL TELEVISION BUSINESS OF TRIDENT MICROSYSTEMS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Trident Microsystems, Inc., (including its subsidiaries, referred to collectively as “Trident” or the “Company”) with headquarters in Sunnyvale, California, is a provider of high-performance multimedia semiconductor solutions for the digital home entertainment market, delivering an extensive range of platform solutions that enhance the consumer experience in the Connected Home and select Consumer Electronics (CE) products. The Digital Television business (“DTV” or the “Business") is a business product line of Trident that operates in various Trident wholly-owned entities throughout the world.

Trident’s digital television products include system-on-a-chip (SoCs) and discrete components for worldwide LCD, plasma and 3D televisions. The Company has in its line of digital television products, a fully integrated 45nm digital television SoC platform, providing our customers with advanced picture quality independent of signal input, supporting advanced video technologies such as 3D and providing superior connectivity technologies. Complete reference designs that help manufacturers reduce cost and speed time-to-market are available, and can be bundled with a range of operating systems, middleware, drivers and development tools.

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) from the consolidated financial statements and accounting records of Trident using the historical results of operations and historical cost basis of the assets and liabilities of Trident that comprise DTV. These combined financial statements have been prepared on a combined basis as DTV represents a portion of Trident’s business and does not constitute a separate legal entity. The historical results of operations, financial position, and cash flows of DTV may not be indicative of what they would actually have been had DTV been a separate stand-alone entity, nor are they indicative of what DTV’s results of operations, financial position and cash flows may be in the future. The combined financial statements have been prepared solely for purposes of Trident’s sale of DTV to demonstrate the historical results of operations, financial position, and cash flows of DTV for the indicated periods under Trident’s management.

The accompanying combined financial statements only include assets and liabilities that are specifically attributable to DTV. Costs directly related to DTV have been entirely attributed to DTV in the accompanying combined financial statements. DTV also receives services and support functions from Trident. DTV’s operations are dependent upon Trident’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to DTV using methodologies primarily based on proportionate revenues, expenses or headcount of DTV compared to Trident, which is considered to be most meaningful in the circumstances and a reasonable reflection of the utilization of services provided to DTV. These allocated costs are primarily related to corporate administrative expenses, employee related costs, for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services.  All such amounts have been deemed to have been paid by DTV to Trident in the period in which the costs were recorded.  These allocated costs are recorded primarily in cost of revenues, research and development (“R&D”), and selling, general and administrative (“SG&A”) expenses in the Combined Statements of Operations and described in more detail in Note 9. Income taxes have been accounted for in these combined financial statements as described in Note 6.

For each of Trident’s businesses, Trident used a centralized approach to cash management and financing of its operations. Central treasury activities include the investment of surplus cash and interest rate management.  Accordingly, none of the cash or other financial contracts used at Trident's corporate level have been reflected in these combined financial statements. All Trident funding to DTV since inception has been accounted for as a capital contribution from Trident and all cash remittances from DTV to Trident have been accounted for as distributions to Trident, including allocation of Trident expenses and settlement of transactions with Trident, reflected within net parent company investment in invested equity in the Combined Balance Sheets. In addition, the net parent company investment represents Trident’s interest in the recorded net assets of DTV and represents the cumulative net investment by Trident in DTV through the dates presented and includes cumulative operating results.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Trident to be a reasonable reflection of the utilization of services provided to or the benefit received by DTV during the periods presented. However, these assumptions and allocations are not necessarily indicative of the costs DTV would have incurred if it had operated on a standalone basis or as an entity independent of Trident.

While the Debtors have filed for and been granted creditor protection (discussed further below), these combined financial statements continue to be prepared using the going concern basis. As described in Note 14, Trident’s sale of substantially all of the DTV assets to Sigma Designs, Inc. (“Sigma Designs”) and Cambridge Silicon Radio Limited (“CSR”) closed on May 4, 2012 and June 1, 2012.

Concentration of Risk, Customers and Key Suppliers

DTV is subject to certain risks and uncertainties and believes changes in any of the following areas could have a material adverse effect on DTV's future financial position or results of operations or cash flows: new product development, including market receptiveness, litigation or claims against DTV based on intellectual property, patent, product regulatory or other factors, competition from other products, general economic conditions, the ability to attract and retain qualified employees and ultimately to sustain profitable operations.

The semiconductor industry is characterized by rapid technological change, competition, competitive pricing pressures and cyclical market patterns.  DTV's financial results are affected by a wide variety of factors, including general economic conditions specific to the semiconductor industry and DTV's particular market, the timely implementation of new products, new manufacturing process technologies and the ability to safeguard patents and intellectual property in a rapidly evolving market.  In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns.  As a result, DTV may experience significant period-to-period fluctuations in operating results due to the factors mentioned above or other factors.
Ongoing credit evaluations are performed on the financial condition of DTV's customers.  Collateral from its customers is not required.  Credit losses have not been significant in DTV's historical experience.

Refer to Note 8 for revenues and accounts receivable from customers who individually accounted for more than 10% of the respective balances.

Voluntary Petition for Relief

On January 4, 2012 (the “Petition Date”), after extensive consideration of all other alternatives, with the unanimous decision of the Board of Directors after thorough consultation with advisors, Trident Microsystems, Inc. and its wholly-owned subsidiary, Trident Microsystems (Far East) Ltd., a Cayman Islands corporation, (collectively, the “Debtors”) initiated bankruptcy proceedings (the “Chapter 11 Proceedings”) by each filing a voluntary petition (the “Chapter 11 Petition”) for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”). Also, on the Petition Date, Trident Microsystems (Far East) Ltd. initiated winding up proceedings (the “Cayman Proceedings” and together with the Chapter 11 Proceedings, the “Creditor Protection Proceedings”) by filing a winding up petition to the Grand Court of the Cayman Islands (the “Cayman Court”) seeking the appointment of Gordon MacRae and Eleanor Fisher as joint provisional liquidators of the Company.  In order to implement a framework of general principles to address the basic administrative and procedural issues arising out of the simultaneous administration of the Cayman Proceedings and the Chapter 11 Proceedings, the U.S. Court and the Cayman Court have approved a cross-border insolvency protocol.

The Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852, “Reorganizations,” is applicable to companies that have filed petitions under applicable bankruptcy code provisions and as a result of the Creditor Protection Proceedings is applicable to Trident. DTV adopted the provisions of ASC 852 as of January 4, 2012 and accordingly, these combined financial statements for the years ended December 31, 2011 and December 31, 2010 do not reflect the provisions of ASC 852.

The combined financial statements do not purport to reflect or provide for the consequences of the Creditor Protection Proceedings. In particular, such combined financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, all amounts that may be allowed for claims or contingencies, or the status and priority thereof, or the amounts at which they may ultimately be settled; or (c) as to shareholders’ accounts, the effect of any changes that may be made in Trident’s capitalization.

2.  SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Net Parent Company Investment

The net parent company investment represents Trident’s interest in the recorded net assets of the Business, the cumulative net investment by Trident in the Business through the dates presented and includes the Business’ cumulative operating results.  All significant transactions and balances between operations within the Business have been eliminated in combination. All transactions between the Business and Trident are considered to be effectively settled through the net parent company investment at the time the transactions are recorded.

Foreign Currency Remeasurement

The Business uses the U.S. dollar as the functional currency for all of its foreign subsidiaries. Sales and purchase transactions are generally denominated in U.S. dollars. The Business has not engaged in hedging transactions to reduce its foreign currency exposure to such fluctuations; however, it may take action in the future to reduce its foreign exchange risk. Gains and losses from foreign currency remeasurements are included in “Other income (expense), net” in the Statements of Operations.

Cash

Cash consists of highly liquid investments purchased with an original maturity of ninety days or less from the date of purchase.  Trident uses a centralized approach to cash management and financing of its operations.  Transactions relating to the Business are accounted for through the Trident net investment account for DTV.  Accordingly, none of Trident’s cash has been assigned to the Business in these combined financial statements.  Cash in the Combined Balance Sheets represent amounts held locally by the DTV operations in France, Germany, Japan, The Netherlands and Beijing, China.

Fair Value of Financial Instruments

Currently, the financial instruments of the Business consist principally of accounts receivable, notes receivable and accounts payable. The Business believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective maturity dates or durations.

Concentrations of Credit Risk and Other Risk

Financial instruments that potentially subject the Business to significant concentrations of credit risk consist principally of cash, notes receivable and trade accounts receivable.

A majority of DTV trade receivables is derived from sales to large multinational OEMs who manufacture DTV units, located throughout the world, with a majority located in Asia.  The Business performs ongoing credit evaluations of its newly acquired customers’ financial condition and generally requires no collateral to secure accounts receivable. Historically, a relatively small number of customers have accounted for a significant portion of its revenues (refer to Note 8). The DTV products have been manufactured primarily by United Microelectronics Corporation (UMC) and NXP B.V. (refer to Note 9).

Inventories

Inventories are computed using the lower of cost or market, which approximates actual cost on a first-in-first-out basis. Inventory components are work-in-process and finished goods. Finished goods are reported as inventories until the point of title transfer to the customer. The Business writes down its inventory value for excess and for estimated obsolescence for the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand, and such differences may have a material effect on recorded inventory values.

Long-lived Assets

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.  Major improvements are capitalized, while repairs and maintenance are expensed as incurred.  Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.  Furniture and fixtures are depreciated over 5 years. Machinery, equipment and software are depreciated over 3 years. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the lease terms. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts.  Gains or losses resulting from retirements or disposals are included in “Other income (expense), net” in the Statements of Operations. Depreciation expense specifically attributable to DTV was $5.4 million and $8.4 million for the year ended December 31, 2011 and the year ended December 31, 2010, respectively.

Amortizable Intangible Assets

The Business has two types of intangible assets: acquisition-related intangible assets and purchased intangible assets from third-party vendors.  Purchased intangible assets from third-party vendors are recorded in Other Assets on the Combined Balance Sheets.  Intangible assets are carried at cost, net of accumulated amortization. The Business amortizes acquisition-related identified intangibles on a straight-line basis, reflecting the pattern in which the economic benefits of the intangible asset is consumed, over their estimated economic lives of 4 to 5 years for core and developed technology, 2 to 3 years for customer relationships, 1 year for backlog, 4 to 5 years for patents and the contractual term for service agreements.

Management evaluates the recoverability of its identifiable intangible assets and long-lived assets in accordance with applicable accounting guidance, which requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists.  Trident wrote off $1.5 million during the year ended December 31, 2011 and $1.9 million during the year ended December 31, 2010 for technology licenses and prepaid royalties specifically attributable to DTV. Amortization expense for purchased intangible assets from third party vendors specifically attributable to DTV was $9.6 million and $8.1 million for the year ended December 31, 2011 and the year ended December 31, 2010, respectively.

Revenue Recognition

The Business recognizes revenues upon shipment directly to end customers provided that persuasive evidence of an arrangement exists, delivery has occurred, title has transferred, the price is fixed or determinable, there are no customer acceptance requirements, there are no remaining significant obligations and collectability of the resulting receivable is reasonably assured.

The Business records estimated reductions to revenue for customer incentive offerings, including rebates and sales returns allowance in the same period that the related revenue is recognized. The Business’ customer incentive offerings primarily involve volume rebates for its products in various target markets and the Business accrues for 100% of the potential rebates when it is likely that the relevant criteria will be met. A sales returns allowance, which is presented as a reduction to accounts receivable on the Combined Balance Sheets, is established based primarily on historical sales returns, analysis of credit memo data and other known factors at that time.

A significant amount of DTV revenue is generated through distributors that may benefit from pricing protection and/or rights of return. The Business defers recognition of product revenue and costs from sales to such distributors until the products are resold by the distributor to the end user customers and records deferred revenue less cost of deferred revenues as a net liability labeled Deferred Margin on the Combined Balance Sheets. At the time of shipment to such distributors, the Business records a trade receivable at the selling price since there is a legally enforceable obligation from the distributor to pay the Business currently for product delivered and relieve inventory for the carrying value of goods shipped since legal title has passed to the distributor.

The Business presents any taxes assessed by a governmental authority that are both imposed on and concurrent with our sales on a net basis, excluded from revenues.

The Business licenses portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of DTV products to third parties. Licensees typically pay a fixed license fee in one or more installments. License fees are recognized over the life of the license agreements. For the year ended December 31, 2011, the Business recorded license revenue of $2.5 million.  The Business did not have license revenue for the year ended December 31, 2010.

Stock-based Compensation

The Business accounts for share-based payments, including grants of stock options and awards to employees and directors, in accordance with applicable accounting guidance, which requires that share-based payments be recognized in its Combined Statements of Operations based on their fair values and the estimated number of shares the Business ultimately expects to vest. The Business recognizes stock-based compensation expense on a straight-line basis over the service period of all stock options and awards other than performance-based restricted stock awards with market conditions.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of revenues.

Research and Development Costs

Research and development costs are expensed as incurred. These costs primarily include employees’ compensation, consulting fees, software licensing fees and tape-out expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel related expenses including stock-based compensation, commissions paid to sales representatives and distributors and professional fees.

Income Taxes

The Business does not file separate tax returns, but rather is included in the income tax returns filed by Trident and its subsidiaries in various domestic and foreign jurisdictions. For the purpose of these combined financial statements, the tax provision of the Business was derived from financial information included in the consolidated financial statements of Trident, including allocations and eliminations deemed necessary by management, as though the Business was filing its own separate tax return.

Income taxes for the Business are accounted for in accordance with applicable accounting guidance, which requires that deferred tax assets and liabilities be recognized by using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities.

The Business also has to assess the likelihood that it will be able to realize its deferred tax assets. If realization is not more likely than not, the Business is required to record a valuation allowance against deferred tax assets that the Business estimates it will not ultimately realize. The Business believes that it will not ultimately realize a substantial amount of the deferred tax assets recorded on its Combined Balance Sheets. However, should there be a change in the ability to realize deferred tax assets; the valuation allowance against deferred tax assets would be released, resulting in a corresponding reduction in the Business’ tax.

Trident manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carryforwards, are not necessarily reflective of what the Business would have followed as a standalone entity. Losses generated by the Business have been available to and as appropriate were utilized by Trident in its tax strategies with respect to entities or operations not forming part of the Business. Due to difficulties inherent in separating the Business’ results from Trident’s consolidated results during periods pre-dating the periods presented in these combined financial statements, any deferred tax assets in respect of loss carryforwards and tax credits are not recognized in these combined financial statements. In establishing the appropriate income tax valuation allowances the Business assesses its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.

The Business is required to make certain estimates and judgments in determining income tax expense for financial statement purposes. Liabilities for uncertain tax positions are recognized based on the two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, based on the technical merits of the position. The second step requires management to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. Because the Business is required to determine the probability of various possible outcomes, such estimates are inherently difficult and subjective. These uncertain tax positions are reevaluated on a quarterly basis. This reevaluation is based on factors including, but not limited to, changes in facts or circumstances and changes in tax law. A change in recognition or measurement would result either in the recognition of a tax benefit or in an additional charge to the tax provision for the period.  For further information see Note 6.

Product Warranty

The Business’ products are generally subject to warranty, which provides for the estimated future costs of repair, replacement or customer accommodation upon revenue recognition in the accompanying statements of operations. The Business warrants its products against material defects for a period of time usually between 90 days and one year.

Advertising Expense

Advertising costs are expensed when incurred.

Recent Accounting Pronouncements

DTV has evaluated recent accounting standards that have been issued or proposed by the Financial Accounting Standards Board (FASB) and other standards-setting bodies. This evaluation did not result in identification of any standards that are applicable to DTV. Accordingly, there is no impact to DTV's combined financial statements and DTV does not expect current issued or proposed standards to have an impact on future periods. Furthermore, as discussed in Note 14, the sale of DTV to Sigma Designs and CSR closed on May 4, 2012 and June 1, 2012.

3.  COMBINED BALANCE SHEETS COMPONENTS

The following tables provide details of selected items presented in the Combined Balance Sheets as December 31, 2011 and 2010.

	December 31, 2011	December 31, 2010
	(in thousands)
Accounts receivable:
Accounts receivable, gross	$13,180	$42,899
Allowance for sales returns and doubtful accounts	(1,012)	(439)
Total accounts receivable	$12,168	$42,460

Prepaid Expenses:
Prepaid software licenses	$2,930	$2,441
VAT receivable	2,279	9,119
Other	1,405	2,195
Total prepaid expenses	$6,614	$13,755

Inventories:
Work in process	$4,803	$4,751
Finished goods	3,388	11,896
Total inventories	$8,191	$16,647

Property and equipment, net:
Leasehold improvements	$1,781	$1,679
Machinery and equipment	22,871	20,688
Software	2,939	2,714
Furniture and fixtures	2,789	2,819
	30,380	27,900
Accumulated depreciation	(23,398)	(17,652)
Total property and equipment, net	$6,982	$10,248

Accrued expenses and other current liabilities:
Accrued compensation	$3,727	$8,291
Accrued NRE	772	1,536
Accrued price rebate	1,960	6,239
Accrued royalties	1,140	2,136
Warranty accrual	278	1,408
Restructuring accrual	688	1,775
Software licenses	1,204	3,117
Accrued professional fees	156	125
Other	2,835	11,066
Total accrued expenses and other current liabilities	$12,760	$35,693

Deferred margin:
Deferred revenue on sale of license	$8,500	$—
Deferred revenue on shipments to distributors	5,586	10,350
Deferred cost of sales on shipments to distributors	(2,804)	(5,260)
Total deferred margin	$11,282	$5,090

4. GOODWILL AND INTANGIBLE ASSETS

Goodwill and impairment

The following table reflects the changes in the DTV goodwill balances for the periods presented:

(in thousands)

Balance as of December 31, 2009	$7,851
Goodwill acquired	—
Impairment charge	(7,851)

Balance as of December 31, 2010	$—

The Company performed an annual goodwill impairment analysis in the quarter ended June 30, 2010 and recorded an impairment charge of $7.9 million, due to the excess of the carrying value over the estimated market value for the DTV business. The market approach method and the Company’s stock price at June 30, 2010, were used to determine the estimated market value of the DTV business.

Intangible assets and impairment

The following table summarizes the components of acquired intangible assets and related accumulated amortization, including impairment, for the periods presented:

	As of December 31, 2011			As of December 31, 2010
	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
	(in thousands)
Intangible assets:
Core & developed	$59,616	$(47,381)	$12,235	$59,616	$(35,405)	$24,211
Customer relationships	21,120	(17,012)	4,108	21,120	(9,406)	11,714
Patents	13,000	(5,474)	7,526	13,000	(2,588)	10,412
Service agreements	7,122	(6,998)	124	7,122	(4,328)	2,794
Total	$100,858	$(76,865)	$23,993	$100,858	$(51,727)	$49,131

The following table presents details of the amortization of intangible assets specifically attributable to DTV included in cost of revenues, research and development and selling, general and administrative expense categories for the periods presented:

	Year Ended December 31,	Year Ended December 31,
	2011	2010
	(in thousands)
Cost of revenues	$22,831	$34,031
Operating expenses:
Research and development	1,288	1,409
Selling, general and administrative	1,019	2,051
	$25,138	$37,491

As of December 31, 2011, the estimated future amortization expense of intangible assets in the table above is as follows:

Estimated Amortization
(in thousands)
Year Ending:
2012	$18,213
2013	4,035
2014	1,745
2015	—
2016 and thereafter	—
$23,993

DTV evaluates the remaining useful life of intangible assets that are being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over the remaining useful life. Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an indicator of impairment exists, DTV compares the carrying value of intangible assets to a projection of future undiscounted cash flows attributable to such assets and, in the event that the carrying value exceeds the future undiscounted cash flows, DTV will record an impairment charge equal to the excess of the carrying value over the asset’s fair value.

Disclosures for Assets Measured at Fair Value on a Non-Recurring Basis

Management evaluates the recoverability of its identifiable intangible assets and long-lived assets in accordance with applicable accounting guidance, which requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. In determining whether impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured and recorded as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Business experienced adverse changes from prior expectations during the year ended December 31, 2011which negatively impacted the projected revenues. The Business recognized this as a triggering event and, based on an impairment analysis, determined that the carrying amounts of its intangible assets (an element of asset groups evaluated for impairment) were recoverable taking into account the undiscounted cash flows expected to result from the use of each asset group over its expected useful life. The Business’ cash flow assumptions were established using historical data and internal estimates developed as part of its long-term planning process.

5.  WARRANTY PROVISION

The Business replaces defective products that are expected to be returned by its customers under its warranty program and includes such estimated product returns in its “Allowance for sales returns” analysis. The following table reflects the changes in the DTV accrued product warranty for expected customer claims related to known product warranty issues for the years ended December 31, 2011 and December 31, 2010:

	Year Ended December 31,	Year Ended December 31,
	2011	2010
	(in thousands)
Accrued product warranty, beginning of period	$1,408	$—
Charged to (reversal of) cost of revenues	(181)	1,408
Actual product warranty expenses	(949)	—
Accrued product warranty, end of period	$278	$1,408

6.  INCOME TAXES

Trident is required to recognize and measure all uncertain tax positions taken that may not be sustained, or may only be partially sustained, upon examination by the relevant taxing authorities.

DTV’s unrecognized tax benefits related to various domestic and foreign jurisdictions. A reconciliation of the years ended December 31, 2011 and December 31, 2010 reflects the amount of unrecognized tax benefits as follows:

	Year Ended December 31,	Year Ended December 31,
	2011	2010
	(in thousands)
Balance at beginning of period	$13.709	$21,428
Increases related to current year tax positions	(1,585)	1,968
Decreases related to prior year tax positions	(454)	(8,735)
Expiration of the statute of limitations for the assessment of taxes	—	(952)
Balance at end of period	$11,670	$13,709

Included in the unrecognized tax benefits of $11.7 million at December 31, 2011 was $5.6 million of tax benefits that, if recognized, would reduce the Business' annual effective tax rate.  In addition to the unrecognized tax benefits noted above, the Business had accrued approximately $0.2 million of interest expense and penalties as of December 31, 2011.  In addition, the amounts associated with the interest and penalties for the year ended December 31, 2011 and for the year ended December 31, 2010 are immaterial.  All periods presented in these financial statements are still open for examination.

The Internal Revenue Service has initiated an examination of the Company’s U.S. corporate income tax returns for fiscal years ended December 31, 2009, June 30, 2008 and June 30, 2009.  At this time, it is not possible to estimate the potential impact that the examination may have on income tax expense.  Substantially all material foreign income tax matters have been concluded through calendar year 2003.  Although timing of the resolution or closure on audits is highly uncertain, the Company believes it is reasonably possible that our unrecognized tax benefits will not materially change within the next twelve months.

The Business has fully provided for U.S. federal income and foreign withholding taxes on non-U.S. subsidiaries' undistributed earnings as of December 31, 2011.

Loss before provision for income taxes is as follows:

	Year Ended December 31,	Year Ended December 31,
	2011	2010
	(in thousands)
United States	$(7,300)	$2,268
Foreign	(86,156)	(99,518)
	$(93,456)	$(97,250)

The provision for income taxes is comprised of the following:

	Year Ended December 31,	Year Ended December 31,
	2011	2010
	(in thousands)
Current:
Federal.	$454	$(6)
State	—	—
Foreign	3,064	3,642
	$3,518	$3,636

Deferred:
Federal	$—	$—
State	—	—
Foreign	3,346	(2,722)
	3,346	(2,722)
	$6,864	$914

The deferred tax assets (liabilities) are comprised of the following:

	December 31,	December 31,
	2011	2010
	(in thousands)
Deferred income tax assets:
Research and development credits	$7,803	$7,088
Net operating losses	7,293	6,904
Capital loss	405	406
Reserves and accruals	1,540	1,516
Other	4,996	4,012
Deferred income tax assets	22,037	19,926
Valuation allowance	(18,231)	(12,776)
Deferred income tax assets, net	3,806	7,150
Total deferred income tax liabilities:
Unremitted earnings of foreign subsidiaries	(3,806)	(3,806)
Total deferred income tax liabilities	(3,806)	(3,806)
Net deferred income tax assets	$—	$3,344

The Business has federal and state net operating losses as of December 31, 2011 of $41.3 million, and $9.7 million, respectively.  Federal and state net operating losses will begin to expire in fiscal year ending 2018 and 2012, respectively.  The Business has federal and California tax credit carryforwards of $1.2 million, and $6.7 million, respectively.  The federal credits begin to expire in fiscal year 2031.  The California R&D credit carryforwards are available for carryforward indefinitely. Recognition is prohibited of a deferred tax asset for excess tax benefits due to stock–based compensation deductions that have not yet been realized through a reduction in income tax payable.  As of December 31, 2011, none of the tax attributes are attributable to excess tax benefits from stock options.

The reconciliation of the income tax provisions computed at the United States federal statutory rate to the effective tax rate for the recorded provision for income taxes is as follows:

	Year Ended December 31,	Year Ended December 31,
	2011	2010
Federal statutory rate	35.0%	35.0%
State taxes, net of federal tax benefit	4.8	5.4
Research and development credit	0.6	(5.7)
Foreign rate differential	(37.3)	(36.0)
Valuation allowance	(6.7)	(1.5)
Other	(3.7)	1.9
Effective income tax rate	(7.3)%	(0.9)%

7.  RESTRUCTURING

As a result of the Creditor Protection Proceedings, Trident ceased taking further actions under the previously announced workforce and cost reduction plans as of January 4, 2012.  Any revisions to actions taken up to that date under previously announced workforce and cost reduction plans will continue to be accounted for under such plans. Restructuring costs were recorded as restructuring charges in the Combined Statement of Operations.

Trident’s previously announced workforce and cost reduction plans were to streamline its operations and included workforce reductions (including severance payments and continuation of medical insurance benefits) and closure or downsizing of certain facilities. Trident took these actions to reduce operating costs and realign its organization in the current competitive operating environment. There were no significant reductions under these plans after December 31, 2011 and prior to their discontinuance on January 4, 2012.

Trident’s restructuring activities in 2010 were comprised of activities to streamline its operations in Munich, Germany and Southampton, United Kingdom and to relocate operations in Sunnyvale, CA. The restructuring expenses related to severance, related employee benefits and closure of facilities.

Trident’s restructuring activities in 2011 were comprised of activities to restructure its research and development operations in The Netherlands and for workforce reductions in Sunnyvale, CA. The restructuring expenses related to non-recurring employee related termination benefits, including severance payments and continuation of medical insurance benefits, and to operating lease commitments on exited facilities.

The following table presents changes in the restructuring accrual specifically attributable to DTV for the years ended December 31, 2011 and December 31, 2010:

	Year Ended December 31,	Year Ended December 31,
	2011	2010
	(in thousands)
Restructuring liabilities, beginning of period	$1,775	$—
Severance and related charges	481	531
Facilities related charges	—	1,684
Net cash payments	(1,369)	(440)
Adjustments	(199)	—
Restructuring liabilities, end of period	$688	$1,775

Trident expects to pay the remaining liability over the next six months.

These combined financial statements include an allocation of charges pertaining to restructuring activities related to shared restructuring costs of $6.3 million and $20.1 million for the years ended December 31, 2011 and December 31, 2010, respectively. These costs have been allocated to DTV based generally on proportionate revenues.

8.  MAJOR CUSTOMERS

The following table shows the percentage of the Business' revenues for the years ended December 31, 2011 and December 31, 2010 that was derived from customers who individually accounted for more than 10% of revenues in that period.

	Year Ended December 31,	Year Ended December 31,
	2011	2010
Revenue:
Philips	22%	13%
Arrow	16%	*
Samsung	*	28%

*	Less than 10% of net revenues

As of December 31, 2011, the Business had a high concentration of accounts receivable with Philips, which accounted for 23% of gross accounts receivable and Sunjet, which accounted for 11%.  As of December 31, 2010, the Business had a high concentration of accounts receivable with Philips, which accounted for 38% of gross accounts receivable and with Samsung, which accounted for 10% of gross accounts receivable.

9.  RELATED PARTY TRANSACTIONS

As described in Note 1 above, DTV receives certain services and support functions from Trident for which expenses have been allocated to DTV.  Expense allocations to DTV are based primarily on proportionate revenue, adjusted operating expenses or headcount of DTV.  Total allocated expenses  recorded in these combined financial statements were $67.7 million and $116.8 million for the year ended December 31, 2011 and the year ended December 31, 2010, respectively.

In connection with Trident’s acquisition of the television systems and set-top box business lines from NXP B.V., a Dutch besloten vennootschap (“NXP”), Trident acquired two inventory notes receivable. In connection with the acquisition, Trident issued shares of its common stock to NXP. The first Note, totaling $19 million bore interest at an annual interest rate of 2.75% and was settled during the quarter ended September 30, 2010, of which $11.6 million was settled in finished goods inventory and $7.4 million was settled in cash. The second Note, totaling $20.9 million, originally bore interest at a rate per annum of 250 basis points in excess of the 3-month LIBOR rate from February 8, 2010 to June 30, 2011. Effective July 1, 2011, the arrangement was renegotiated so as to make the note non-interest bearing. The second Note was settled on April 13, 2012.  The notes were allocated to DTV using NXP DTV COGS as a percentage of total NXP COGS for the three months ended December 31, 2009 in accordance with the NXP purchase agreement. As of December 31, 2011, the portion of the second Note specifically attributed to DTV was $12.2 million, which was included as a current asset on DTV's Combined Balance Sheets.

Total inventory purchases by DTV from NXP were $92.5 million for year ended December 31, 2011, and $193.9 million for the year ended December 31, 2010, respectively. As of December 31, 2011, the outstanding accounts payable to NXP from DTV was $8.2 million and the outstanding accounts receivable from NXP to DTV was $1.1 million, which was not related to the sales of product.  Total inventory purchases by DTV from Micronas for the year ended December 31, 2010, were $28.0 million.

10.  EMPLOYEE STOCK PLANS

Equity Incentive Plans

In February 2010, Trident adopted the 2010 Equity Incentive Plan ("2010 Plan"), which provides for the grant of equity incentive awards, including stock options, restricted stock awards and restricted stock units.  Options granted under the plan must have an exercise price equal to the closing market price of the of the underlying stock on the grant date and generally become exercisable beginning one year after the date of grant. Options vest as to a percentage of shares annually over a period of three to four years following the date of grant and generally expire no later than ten years from the grant date.

Valuation Assumptions

Employees specifically attributable to the DTV business participated in Trident’s various share-based compensation plans. The Business values its stock-based payment awards granted by Trident to DTV employees using the Black-Scholes model, which was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. Trident’s stock options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

Trident did not grant options to DTV employees during the years ended December 31, 2011 and December 31, 2010.  The fair value of options specifically attributable to employees of DTV were estimated at the date of grant using the Black-Scholes model.

As of December 31, 2011, the expected term of stock options specifically attributable to employees of DTV was zero. The expected term is based on the observed and expected time to exercise and post-vesting cancellations of options by employees.  Trident uses historical volatility in deriving its expected volatility assumption as allowed under applicable accounting guidance.  The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of options to purchase Trident common stock. The expected dividend assumption is based on Trident’s history and expectation of dividend payouts.

As stock-based compensation expense recognized in the Combined Statements of Operations for the years ended December 31, 2011 and December 31, 2010 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Accounting guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. The Business adjusts stock-based compensation expense based on its actual forfeitures on an annual basis, if necessary.

Stock-Based Compensation Expense

Stock-based compensation expenses directly related to DTV have been entirely attributed to DTV in the accompanying combined financial statements and costs associated with services and support functions from Trident employees have been allocated to DTV using methodologies primarily based on proportionate revenues of DTV compared to Trident.

The following table summarizes the impact of recording stock-based compensation expense, specifically attributable to employees of DTV, under applicable accounting guidance for the years ended December 31, 2011 and December 31, 2010. The Business has not capitalized any stock-based compensation expense in inventory for the years ended December 31, 2011 and December 31, 2010 as such amounts were immaterial.

	Year Ended December 31,	Year Ended December 31,
	2011	2010
	(in thousands)
Cost of revenues	$40	$27
Research and development	1,355	814
Selling, general and administrative	70	30
Total stock-based compensation expense	$1,465	$871

These combined financial statements include an allocation of charges pertaining to stock based compensation expense related to shared costs of $2.2 million and $4.2 million for the years ended December 31, 2011 and December 31, 2010, respectively.  These costs have been allocated to DTV based generally on proportionate revenues.

The following table summarizes the Business’s stock option activities specifically attributable to employees of DTV for the year ended December 31, 2011:

Options Outstanding
	Number of	Weighted Average
	Shares	Exercise Price
(Shares in thousands, except per share amounts)
Balance at December 31, 2010	909	$2.42
Options granted	—	—
Options exercised	—	—
Options cancelled, forfeited or expired	—	—
Balance at December 31, 2011	909	$2.42

The following table summarizes information about the Company’s stock options outstanding and exercisable specifically attributable to employees of DTV as of December 31, 2011:

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
	Number of	Term	Exercise	Number of	Exercise
Range of Exercise Prices	Shares	(in Years)	Price	Shares	Price
$0.79 — $0.79	226,100	2.34	$0.79	226,100	$0.79
$1.41 — $1.41	96,400	0.53	$1.41	96,400	$1.41
$1.53 — $1.53	8,640	0.59	$1.53	4,320	$1.53
$1.69 — $1.69	288,601	1.59	$1.69	288,601	$1.69
$1.81 — $2.02	99,475	0.59	$1.98	54,357	$1.97
$2.06 — $5.22	120,920	1.7	$3.74	117,860	$3.77
$5.32 — $8.36	19,000	0.42	$6.58	19,000	$6.58
$8.72 — $8.72	400	0.42	$8.72	400	$8.72
$11.34 — $11.34	38,000	2.57	$11.34	38,000	$11.34
$15.23 — $15.23	11,600	2.42	$15.23	11,600	$15.23
$0.79 — $15.23	909,136	1.59	$2.42	856,638	$2.45

The aggregate intrinsic value and weighted average remaining contractual term of options vested and expected to vest for employees directly related to DTV at December 31, 2010 was $0.3 million and 2.6 years, respectively. The aggregate intrinsic value and weighted average remaining contractual term of options exercisable for employees directly related to DTV at December 31, 2010 was $0.3 million and 2.7 years, respectively. The aggregate intrinsic value is calculated based on the closing price of Trident’s common stock for all in-the-money options on December 31, 2010.  There was no aggregate intrinsic value of options outstanding as of December 31, 2011.

As of December 31, 2011, the total unrecognized compensation cost related to stock options specifically attributable to employees of DTV was negligible.

Restricted Stock Awards and Restricted Stock Units

The following table summarizes the activity for the Company’s restricted stock awards, or RSAs, and restricted stock units, or RSUs, specifically attributable to employees of DTV, for the year ended December 31, 2011:

	Shares	Weighted Average Grant-Date Fair Value per Share
	(Shares in thousands, except per share amounts)
Nonvested balance at December 31, 2010	692	$2.29
Granted	1,266	0.79
Vested	(667)	1.80
Forfeited	—	—
Nonvested balance at December 31, 2011	1,291	$1.07

Both RSAs and RSUs typically vest over a three or four year period. The fair value of the RSAs and RSUs was based on the closing market price of Trident’s common stock on the date of award.

DTV recognized expense for RSAs and RSUs for the year ended December 31, 2011, of $1.5 million. A total of $1.0 million of unrecognized compensation cost is expected to be recognized specifically attributable to employees of DTV over a weighted average period of 1.99 years.

11. COMMITMENTS AND CONTINGENCIES

Through its association with Trident, DTV may be impacted by various legal proceedings, investigations or claims. In accordance with applicable accounting guidance, the Company records accruals for certain of its outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company evaluates, on a quarterly basis, developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable. The Company discloses the amount of the accrual if the financial statements would be otherwise misleading. When a loss contingency is not both probable and estimable, the Company does not establish an accrued liability.

However, if the loss (or an additional loss in excess of a prior accrual) is at least a reasonable possibility and material, then the Company discloses an estimate of the possible loss or range of loss, if such estimate can be made, or discloses that an estimate cannot be made. The assessment whether a loss is probable or a reasonable possibility, and whether the loss or a range of loss is estimable, involves a series of complex judgments about future events. Even as to a loss that is reasonably possible, management may be unable to estimate a range of possible loss, particularly where (i) the damages sought are substantial or indeterminate, (ii) the proceedings are in the early stages, or (iii) the matters involve novel or unsettled legal theories or a large number of parties. In such cases, there is considerable uncertainty regarding the ultimate resolution of such matters, including the amount of any possible loss, fine or penalty. Accordingly, for some proceedings, the Company is currently unable to estimate the loss or a range of possible loss. However, an adverse resolution of one or more of such matters could have a material adverse effect on DTV’s results of operations in a particular period.

The Company has not determined that any current legal proceeding is reasonably likely to result in a loss with respect to DTV.

Commitments

Lease and Purchase Obligations

As of December 31, 2011, the future minimum payments under direct operating leases that are specifically attributable to DTV, other than as included in the restructuring liabilities (Note 7) are as follows:

Payments Due by Period
	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016	There after	Total
	(in thousands)
Operating Leases (1)	$1,178	$811	$551	$296	$291	$764	$3,891

(1)
At December 31, 2011, Trident leased office space and has lease commitments directly attributable to DTV of $3.8 million, which expire at various dates through August 2019, in North America as well as various locations in Japan, China, Germany, France and The Netherlands. Operating lease obligations include future minimum lease payments under non-cancelable operating leases.

Purchase obligations primarily represent unconditional purchase order commitments with contract manufacturers and suppliers for wafers and software licensing including engineering software license and maintenance.  As of December 31, 2011, purchase commitments to NXP, TSMC and UMC attributable to DTV amounted to $10.5 million, $3.4 million and $0.3 million, respectively, that were not included in the Combined Balance Sheets at that date.  The NXP purchase commitments were settled in conjunction with the settlement of the second Note with NXP on April 13, 2012 as discussed in Note 9.

NXP Acquisition Related Commitments

On February 8, 2010, as a result of the acquisition of selected assets and liabilities of the television systems and set-top box business lines from NXP, the Company entered into a Transition Services Agreement, pursuant to which NXP provides to the Company, for a limited period of time, specified transition services and support. Depending on the service provided, the term for the majority of services range from three to eighteen months, and limited services could continue into the quarter ended September 30, 2012. The terms of the agreements allows Trident to cancel either or both the Transition Services Agreement and the Manufacturing Services Agreement with minimum notice periods and no penalty.  Trident has done so as of June 2012.

Contingencies

From time to time, Trident is involved in other legal proceedings arising in the ordinary course of its business. Through its association with Trident, DTV may be impacted by these legal proceedings. While the Company cannot be certain about the ultimate outcome of any litigation, management does not believe any pending legal proceeding will result in a judgment or settlement that will have a material adverse effect on the DTV business, financial position, results of operations or cash flows.

Creditor Protection Proceedings

Generally, as a result of the Creditor Protection Proceedings, as outlined in Notes 1 and 13, all actions to enforce or otherwise effect payment or repayment of liabilities of any Debtor preceding the Petition Date, as well as pending litigation against any Debtor, are stayed as of the Petition Date. Absent further order of the applicable courts and subject to certain exceptions, no party may take any action to recover on pre-petition claims against any Debtor subject to the Creditor Protection Proceedings.

12. EMPLOYEE BENEFIT PLANS

Trident's India subsidiary has a gratuity plan and a compensated absence plan pursuant to which Trident is required to make payments. The liability attributed to DTV for the gratuity plan is calculated based on the salary of employees multiplied by years of service. The liability attributed to DTV for the compensated absence plan is calculated based on the daily salary of the employees multiplied by 30 days of compensated absence. The resulting balance of $0.2 million is included in accrued expenses and other current liabilities on DTV’s Combined Balance Sheets as of December 31, 2011 and December 31, 2010, respectively. A corresponding asset of $0.1 million is included in other assets on DTV’s Combined Balance Sheets as of December 31, 2011.

13. BUSINESS COMBINATIONS

Acquisition of the television systems and set-top box business lines from NXP B.V.

On February 8, 2010 Trident completed the acquisition of the television systems and set-top box business lines from NXP B.V., a Dutch besloten vennootschap. The final purchase price of $140.8 million was allocated to Trident's net tangible and intangible assets acquired and liabilities assumed at the time of acquisition. A portion of the related assets acquired and liabilities assumed were attributed to the Set-top Box Business (“STB”) and accordingly are not presented in these combined financial statements. The remaining related assets acquired and liabilities assumed were attributed to the DTV business.

The net tangible and intangible assets acquired and liabilities assumed that have been specifically attributed to DTV are as follows:

Amount
Assets acquired	(in thousands)
Inventory notes receivable (a)	$23,264
Prepaid expenses and other current assets	7,793
Fixed asset	5,447
Service agreements	7,122
Acquired intangible assets	73,864
Deferred tax asset	232
Liabilities assumed:
Accrued liabilities	(5,398)
Non-current liabilities	(2,408)
Fair market value of the net assets acquired	109,916
Gain on acquisition	(24,602)
Total purchase price	$85,314

       (a) For additional details related to inventory notes receivable, see Note 9, “Related Party Transactions”.

14. SUBSEQUENT EVENTS

DTV has evaluated subsequent events after the balance sheet date through July 17, 2012, which is the date the financial statements were issued.  On May 4, 2012 and June 1, 2012 Trident closed the sale of substantially all of the DTV business to Sigma Designs and CSR, as further discussed below. Trident entered into a definitive agreement with Sigma Designs to sell Demodulator assets of the DTV business for approximately$1.2 million.

Bankruptcy Overview

During the consideration process to seek relief under Chapter 11 of the United States Bankruptcy Code, Trident was exploring a number of strategic alternatives, including discussions with external parties to sell its businesses. To date, Trident has completed divestitures for substantially all of its assets including: (i) the sale of substantially all of the STB assets globally to Entropic Communications, Inc. (“Entropic”); and (ii) the sale of substantially all of the assets globally of its Digital Television (“DTV”) business globally to Sigma Designs, Inc. (“Sigma Designs”). See “Divestitures” in this note below for further details on the divestiture of DTV.

Trident has been and continues to be focused on maximizing the value of its assets in accordance with its fiduciary obligations.  On January 19, 2012, the Debtors filed a motion to approve their agreement with FTI Consulting, Inc (“FTI”) to work with Trident management and various retained advisors in monitoring and providing oversight of the conduct of the businesses of the Debtors in relation to various matters in connection with the Chapter 11 Proceedings. This appointment was approved by the U.S. Court on an interim basis on January 30, 2012, and on a final basis on February 24, 2012.   A core Corporate Group was also established and is currently led by FTI, reporting to the Trident Board of Directors (“Corporate Group”). The Corporate Group is currently focused on a number of key actions including the completion of announced sales and the sale of remaining assets. The Corporate Group is also responsible for ongoing restructuring matters including the creditor claims process, planning toward conclusion of the Chapter 11 Proceedings (as defined below) and distributions to creditors and shareholders. The Corporate Group also continues to provide administrative and management support to Trident.

Chapter 11 Proceedings

On January 5, 2012, the Debtors received approval from the U.S. Court for a number of motions enabling them to continue to operate their businesses generally in the ordinary course. Among other things, the Debtors received approval to continue paying employee wages and certain benefits in the ordinary course, to generally continue their cash management system and to continue honoring customer obligations and paying suppliers for goods and services received on or after the Petition Date.

As required under the U.S. Bankruptcy Code, on January 18, 2012, the United States Trustee for the District of Delaware appointed an Official Committee of Unsecured Creditors (the "US Creditors' Committee"), which was originally composed of United Microelectronics Corporation, ARM Limited and Wipro Technologies. The U.S. Creditors’ Committee has the right to be heard on all matters that come before the U.S. Court with respect to the Debtors. There can be no assurance that the U.S. Creditors’ Committee will support the Debtors’ positions on matters to be presented to the U.S. Court. Disagreements between the Debtors and the U.S. Creditors’ Committee could protract and negatively impact the Creditor Protection Proceedings, and the Debtors’ ability to operate.

As a consequence of the commencement of the Chapter 11 Proceedings, generally, all actions to enforce or otherwise effect payment or repayment of liabilities of any Debtor preceding the Petition Date and substantially all pending claims and litigation against the Debtors have been automatically stayed for the pendency of the Chapter 11 Proceedings (absent any court order lifting the stay).

As described in Note 1, DTV adopted the provisions of ASC 852 “Reorganizations” as of January 4, 2012. In the year ended December 31, 2011, DTV recorded $0.7 million of costs in SG&A expenses in the Combined Statements of Operations directly related to preparing for the Creditor Protection Proceedings.  As a result of the Creditor Protection Proceedings, pre-petition liabilities may be subject to compromise or other treatment and generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed. Although pre-petition claims are generally stayed, under the Creditor Protection Proceedings, the Debtors are permitted to undertake certain actions designed to stabilize the Debtors’ operations including, among other things, payment of employee wages and benefits, maintenance of Trident’s cash management system, satisfaction of customer obligations, payments to suppliers for goods and services received after the Petition Date and retention of professionals. The Debtors have been paying and intend to continue to pay undisputed post-petition claims in the ordinary course of business. Under the Creditor Protection Proceedings, the Debtors have certain rights to reject, repudiate or no longer continue to perform various types of contracts or arrangements. Damages resulting from rejecting, repudiating or no longer continuing to perform a contract or arrangement are treated as general unsecured claims and will be classified as liabilities subject to compromise.

Business Operations

During the Creditor Protection Proceedings, and until the completion of any further proposed divestitures or a decision to cease operations in certain countries is made, the businesses of the Debtors continue to operate under the jurisdictions and orders of the applicable courts and in accordance with applicable legislation. Trident has continued to engage with its existing customer base in an effort to maintain delivery of products and services, minimize interruptions as a result of the Creditor Protection Proceedings and Trident's divestiture efforts and resolve any interruptions in a timely manner. At the beginning of the proceedings, Trident established a team that is responsible for continuing operations during the bankruptcy process, along with appropriate advisors, to address supplier issues and concerns as they arise to ensure ongoing supply of goods and services and minimize any disruption in its global supply chain. This procedure continues to function effectively and any supply chain issues are being dealt with on a timely basis.

Creditor Protection Proceeding Claims

On January 6, 2012, the U.S. Court granted the motion appointing Kurtzman Carson Consultants LLC ("KCC") as the claims agent during bankruptcy proceedings. A claims process was established for claims against the Debtors that arose prior to the Petition Date. Under this claims process, proof of claims must be submitted to KCC, by no later than 5:00 p.m. (Eastern Time) on July 13, 2012 (subject to certain exceptions as provided in the order establishing the claims bar date).

Certain claims filed may have priority over those of the Debtors’ unsecured creditors. Currently, except as otherwise disclosed, it is not possible to determine the extent of claims filed and to be filed, whether such claims will be disputed and whether they will be subject to discharge or disallowance in the Creditor Protection Proceedings. The Debtors are reviewing all claims filed and are beginning the claims reconciliation process. Differences between claim amounts identified by the Debtors and claims filed by creditors will be investigated and resolved in connection with the claims reconciliation process or, if necessary, the relevant court will make the final determination as to the amount, nature and validity of claims. The aggregate amount of claims will likely exceed the amount that ultimately will be allowed by the relevant courts. Certain claims may be duplicative, based on contingencies that have not occurred, or may be otherwise overstated, and would therefore be invalid. The determination of how liabilities will ultimately be settled and treated cannot be made until the relevant courts approve a plan and in light of the number of creditors of the Debtors, the claims resolution process may take considerable time to complete.

Contracts

Under the U.S. Bankruptcy Code, the Debtors may assume, assume and assign, or reject certain executory contracts including unexpired leases, subject to the approval of the U.S. Court and certain other conditions. Claims may arise as a result of a Debtor rejecting, repudiating or no longer continuing to perform under any contract or arrangement, which claims would usually be unsecured. Since the Petition Date, the Debtors have rejected one contract. The Debtors will continue to review other contracts throughout the Creditor Protection Proceedings.

Critical Vendor Relationships

Several service providers and suppliers provide the Debtors with essential goods and services that are critical to the Debtors' operations. These vendors (collectively, the "Critical Vendors") have claims for providing (i) essential goods to the Debtors that were received by the Debtors before the Petition date, and/or (ii) essential services that were rendered to, or on behalf of, the Debtors prior to the petition date. On January 4, 2012, the Debtors filed a motion for an order authorizing the payment of certain prepetition claims of critical vendors up to an aggregate of $2.0 million. The Debtors believe that payment of the Critical Vendor Claims is vital to the Debtor's reorganization efforts because, in several instances, the Critical Vendors are the only source from which the Debtors can procure certain goods and services within the time frame and at a price that will permit the Debtors to continue operating their business. On January 30, 2012, the U.S. Court granted an order approving the motion authorizing the payment of Critical Vendor Claims.

Key Employee Incentive Plan

On January 4, 2012, the Debtors filed a motion for an order authorizing and approving the performance-based incentives for key employees under the key employee incentive plan ("KEIP"). The purpose of the KEIP is to maintain the full dedication of certain key employees of the Debtors in connection with the Debtors' efforts to complete the sales, while simultaneously operating the Debtors' business. The KEIP was amended and an order approving the motion was granted by the U.S. Court on February 24, 2012.  Payments under the KEIP are conditional upon certain milestones such as closing of the sale of the STB business, the sale of the DTV business, and/or the winding down of the operations of Trident.  These payments and other expenses that are triggered upon the closing of the sale of the DTV business were recognized by Trident upon completion of the sale.

Divestitures

On March 21, 2012, Trident announced that it had agreed to terms of an asset purchase agreement with Sigma Designs whereby the Company would sell to Sigma Designs, and Sigma Designs would acquire from Trident, certain assets of Trident’s DTV business operations.  Pursuant to the asset purchase agreement, Sigma Designs agreed to serve as a “stalking horse” bidder for a sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. On May 4, 2012, Trident closed on the sale pursuant to the asset purchase agreement, as amended, by and among Trident and Sigma Designs. The sale was conducted pursuant to the provisions of Section 105, 363 and 365 of the United States Bankruptcy Code.  The aggregate consideration received by Trident for the purchase of the DTV business assets was comprised of $21.0 million plus additional cash consideration as a result of the closing current asset balance of the DTV business, which exceeded a target current asset amount. The current asset adjustment resulted in an additional cash payment of $21.2 million by Sigma Designs, and the receipt by Sigma Designs of $19.5 million of inventory at various stages of completion, $13.4 million of accounts receivable, $5.5 million of equipment and various assets, $2.1 million of prepaid expenses and $1.7 million of development projects in process.

On May 23, 2012, Trident agreed to terms of an asset purchase agreement with CSR whereby the Company would sell to CSR, and CSR would acquire from Trident, certain Audio assets of Trident’s DTV business operations. On June 1, 2012, Trident closed the sale of the Audio assets pursuant to the asset purchase agreement, as amended, by and among Trident and CSR. The sale was conducted pursuant to the provisions of Sections 105, 363 and 365 of the United States Bankruptcy Code.  The aggregate consideration received by Trident for the purchase of the Audio assets was comprised of $1.0 million in cash plus the assumption of certain liabilities.

On June 18, 2012, Trident agreed to terms of an asset purchase agreement with Sigma Designs whereby the Company would sell to Sigma Designs, and Sigma Designs would acquire from Trident, certain Demodulator assets of Trident’s DTV business operations.  The aggregate consideration is expected to be approximately $1.2 million.